Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of GS Acquisition Holdings Corp II of our report dated April 20, 2020, except for the effects of the offering size and the June 11, 2020 stock split discussed in Note 6 to the financial statements, as to which the date is June 11, 2020, relating to the financial statements of GS Acquisition Holdings Corp II, which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

June 24, 2020